Exhibit 99.1

Media contacts:	Investor contacts:
Judi Frost Mackey, +1 212 632 1428	Michael J. Castellano, +1 212 632 8262
judi.mackey@lazard.com	Chief Financial Officer

Richard Creswell, +1 44 207 187 2305	Jean Greene, +1 212 632 1905
richard.creswell@lazard.com	investorrelations@lazard.com

LAZARD LTD REPORTS RECORD FULL-YEAR

AND FOURTH-QUARTER 2007 RESULTS

– Record annual and quarterly Net Income Per Share(a) (diluted) of $2.77 and $1.04, respectively, an increase of 24% over 2006 and an increase of 33% over fourth-quarter 2006 –

– Record annual and quarterly Financial Advisory revenue of $1.24 billion and $393.1 million –

– Record annual and quarterly Asset Management revenue of $717.3 million and $231.2 million –

– Lazard and Its Chairman and CEO Bruce Wasserstein

Agree to Extend Employment with New, Five-Year Contract –

Highlights

•

Record annual and fourth-quarter net income of $322.7 million and $122.6 million, respectively, both on a fully exchanged basis(a), a 37% increase for the year and a 43% increase over fourth-quarter 2006

•	Record annual and quarterly operating revenue(b) of $2.01 billion and $617.6 million, respectively, increases of 28% and 26% over the respective 2006 periods

•	Increased Financial Advisory annual operating revenue by 27% to a record $1.24 billion and quarterly by 30% to a record $393.1 million

•	Achieved record M&A annual and quarterly revenue of $969.4 million and $313.6 million, respectively, with 22% and 27% increases over the respective 2006 periods

•

Asset Management operating revenue increased to record levels with $717.3 million, a 31% increase for the full year and $231.2 million for the 2007 fourth quarter, a 32% increase, including record management fees of $595.7 million and $165.4 million in the respective 2007 periods

•	Achieved Assets Under Management (AUM) of $141.4 billion at the end of 2007, a 28% increase over 2006

•	Continued to hire senior talent, integrate strategic acquisitions and invest for future growth

•	Increased quarterly dividend by 11% to $0.10

NEW YORK, January 30, 2008 – Lazard Ltd (NYSE: LAZ) today announced financial results for the full year and fourth quarter ended December 31, 2007. Annual net income on a fully exchanged basis increased 37% to a record $322.7 million for 2007 from $236.2 million for 2006. Annual net income per common share (diluted) increased 24% to a record $2.77 for 2007 compared to $2.24 for 2006. Our results reflect an 11% increase in the weighted average number of shares for the 2007 full-year period. The increase in shares is primarily due to the issuance of 8.1 million common shares in the December 2006 equity offering, and the dilutive effects of the equity security units and of a convertible note issued in May 2006. Annual operating income(c) increased 28% to a record $418.3 million for 2007, compared to $327.2 million for 2006.

(a)	On a fully exchanged basis, which refers to the full conversion of all outstanding exchangeable interests held by the members of LAZ-MD Holdings and is a non-GAAP measure.
(b)	Operating revenue excludes interest expense relating to financing activities and revenue relating to the consolidation of General Partnerships of Lazard Asset Management (LAM), each of which are included in net revenue.
(c)	Operating income is after interest expense and before income taxes and minority interests.

Operating revenue increased 28% to a record $2.01 billion for 2007 compared to $1.57 billion for the full year of 2006, resulting primarily from an increase in completed transactions and other advisory assignments in Financial Advisory in the second half of the year, the continued integration of the strategic acquisitions in Australia and the US middle market, and solid performance in Lazard’s Asset Management business. Financial Advisory operating revenue increased 27% to a record $1.24 billion for the full year of 2007, compared to $973.4 million for 2006. This includes a 22% increase in M&A operating revenue to a record $969.4 million compared to $792.5 million in 2006. Asset Management operating revenue increased 31% during the full year of 2007 to a record of $717.3 million, compared to $548.5 million in the full year of 2006.

For the fourth quarter of 2007, net income on a fully exchanged basis increased 43% to $122.6 million, or $1.04 per common share (diluted), a record quarter, compared to $85.8 million, or $0.78 per common share (diluted) for the fourth quarter of 2006. Operating income increased 15% to a quarterly record of $132.3 million for the fourth quarter of 2007, compared to $115.2 million for the fourth quarter of 2006. Operating revenue for the fourth quarter of 2007 increased 26% to a quarterly record of $617.6 million compared to $491.5 million for the fourth quarter of 2006, also resulting primarily from an increase in completed transactions in Financial Advisory and other advisory assignments, the continued integration of the strategic acquisitions in Australia and the US middle market, and solid performance in Lazard’s Asset Management business, partially offset by negative revenue in Corporate, primarily from mark-downs in our Paris bank’s portfolio of corporate fixed-income securities and other temporary Corporate investments in equity securities.

Financial Advisory operating revenue in the fourth quarter of 2007 increased 30% to a quarterly record of $393.1 million, compared to $302.2 million in the fourth quarter of 2006. This includes a 27% increase in M&A operating revenue to a quarterly record of $313.6 million, as well as increases in restructuring revenue and in corporate finance advisory revenues. Asset Management operating revenue increased 32% to a record quarter of $231.2 million, compared to $174.6 million in the fourth quarter of 2006.

Lazard believes that results assuming full exchange of outstanding exchangeable interests provide the most meaningful basis for comparison among present, historical and future periods.

Before exchange of exchangeable interests, net income increased 67% to a record $155.0 million, or $2.79 per common share (diluted) for the full year of 2007, compared to $93.0 million or $2.31 per common share (diluted) for the full year of 2006. The 67% increase exceeded the 37% increase in net income on a fully exchanged basis as the percentage of income attributable to the minority interest declined as a result of the secondary component of the December 2006 equity offering. Before exchange of exchangeable interests, net income increased 62% to a quarterly record of $59.1 million for the 2007 fourth quarter, or $1.04 per common share (diluted), compared to $36.6 million, or $0.78 per common share (diluted) for the 2006 fourth quarter.

“We are very pleased with our results,” said Bruce Wasserstein, Chairman and Chief Executive Officer of Lazard Ltd. “And, because of Lazard’s unique characteristics, we remain sanguine about our future, even in this turbulent market.”

“Since we went public in 2005, we achieved record outcomes each year as a firm, and have achieved our strategic objective to deliver average annual earnings per share growth of over 20 percent. Each year has also been a record in both our Financial Advisory and Asset Management businesses. Our exceptional results demonstrate that Lazard’s business model continues to work successfully,” said Mr. Wasserstein. “I am pleased to continue my commitment to Lazard and its shareholders.”

“We are an intellectual capital firm. We are differentiated from investment banks, commercial banks, brokers and boutiques,” said Mr. Wasserstein. “We have built critical mass. We continue to build on our existing global platform, deepen our industry expertise and expand our product offerings.”

“We are not in the sub-prime business; we are not a public hedge fund; nor do we have SIVs or hanging bridge loans. We are not burdened with massive write-offs,” said Mr. Wasserstein. “We can maintain our strategic focus of advising our clients, managing our clients’ assets and investing for future growth.”

“Our goal is to continue to anticipate and serve the changing needs of our clients,” said Mr. Wasserstein. “During the past year, we made a number of investments, through hiring senior talent, making acquisitions, opening new offices, and developing new financial advisory and asset products.”

“We have continued to recruit at senior levels, hiring some of the best financial leaders in Europe, most recently with Rodrigo de Rato, former head of the IMF and Minister of the Economy for Spain, and Ken Costa, former Chairman of UBS’ Investment Banking for Europe, Middle East and Africa. We also have added Managing Directors in Japan, the UK, Houston and Boston, with expertise in the energy, infrastructure, technology, transport and logistics sectors,” said Mr. Wasserstein. “We broadened our geographic footprint through acquisitions, investments and other alliances in Australia, Eastern Europe, Russia and Latin America. We also opened new offices in Dubai, Zurich and Boston.”

“Our product expansion includes burgeoning and creative approaches to raising capital, such as advising Special Purpose Acquisition Corporations, Private Investment in Public Equities, and Registered Direct Offerings. By acquiring a middle market focused firm, we were able to launch Lazard Middle Market, which advises mid-sized and private companies,” said Mr. Wasserstein. “And, of course our world leading restructuring practice is explicitly designed to help clients in this challenging environment. Their skills also are being applied to complex situations, such as advising the UAW on retiree health care benefits and Eurotunnel on its restructuring.”

“Indeed, the turmoil in the markets is creating opportunity for us. We are finding that independent advice and our intellectual capital approach are particularly critical for our clients during these turbulent times. For example, we are playing a prominent role in advising international investors, including sovereign wealth funds, who are helping to refinance global financial institutions. Market pressures also create asset sale velocity, and due to our global reach and industry expertise, we are able to help the sellers find the best value for their assets. And, we are finding that strategic buyers, the majority of our client base, now have greater opportunities as a result of the new environment, although short-term timing will be erratic and valuations will be recalibrated,” said Mr. Wasserstein. “Our Asset Management business is diversified by geography and by products, many of which are oriented to value investing. Our business has continued to be successful, despite the challenges in the equity markets in the second half of the year.”

“We are gratified with both our annual and quarterly results, our achievement of reaching a record $2 billion in revenues, and are pleased to report an 11% increase in our quarterly dividend,” said Steven J. Golub, Lazard’s Vice Chairman. “As we expected, completions for our Financial Advisory backlog were heavily weighted toward the second half of the year, further underscoring why our results are measured best on an annual basis. Our advice to sovereign wealth funds is seeing heightened activity. We also are seeing a return to more conservative financing metrics, an increase in asset sale activity by companies in financial difficulty, and more innovative approaches to capital raising. In addition, our Asset Management business continues to succeed at a steady pace, with 28% growth in AUM since the end of 2006.”

“Last quarter we discussed the expected emergence of more global transactions and the re-emergence of more strategic transactions, for which Lazard is especially well suited,” added Mr. Golub. “During the fourth quarter we completed a number of transactions of this type. These included Acciona in its agreement with Enel and their €43.7 billion transaction with respect to Endesa, Groupe Danone’s €12.3 billion offer for Royal Numico and its $7.2 billion sale of its Biscuits and Cereal Products business to Kraft Foods, Coles Group’s A$18.0 billion sale to Wesfarmers, China Investment Corporation’s $5.6 billion investment in Morgan Stanley, Florida Rock’s $4.6 billion sale to Vulcan Materials, France Telecom’s €1.4 billion acquisition of One GmbH with Mid Europa Partners and its €1.3 billion sale of Orange mobile and internet operations in the Netherlands to Deutsche Telekom, American Standard’s $1.8 billion sale of its Bath and Kitchen business to Bain Capital as part of American Standard’s separation, and ITT’s $1.7 billion acquisition of EDO.”

“Our backlog of announced mergers and acquisitions continues to demonstrate the need for independent advice. During the fourth quarter and since the beginning of the year, we have advised on a number of major, complex transactions, including BHP Billiton’s proposed combination with Rio Tinto, Gaz de France’s €44.6 billion merger with Suez, Trane’s $10.1 billion sale to Ingersoll-Rand, Resolution plc’s £5 billion sale to Pearl Group, Louis Dreyfus’ €2.1 billion sale of its 29% stake in Neuf Cegetel to SFR and Sempra Energy’s $2.7 billion joint venture with the Royal Bank of Scotland,” said Mr. Golub. “We also are advising sovereign wealth funds such as the Kuwait Investment Authority in its investment in Citi.”

“We view the current M&A environment from a number of perspectives,” said Mr. Golub. “First, looking at strategic deals, we see the current M&A landscape as providing opportunities for strategic buyers and sellers. Second, different industries are at different stages of the M&A cycle with transactions in the financial services sector, for example, at an early stage of its cycle. Third, geographically, we see the emergence of global investors, such as from China, Singapore, India, Brazil, the Middle East and Russia. In addition, consolidation continues across Europe and cross-border activity is accelerating,” added Mr. Golub. “Our advisory product is increasingly broader than M&A, and includes restructuring, privatizations and capital markets advice. Therefore, we believe we are well positioned, due to the varied experience of our teams, the diversity of our products, and the investments we have made in our business.”

The Company’s quarterly revenue and profits can fluctuate materially depending on the number, size and timing of completed transactions on which it advised, as well as seasonality and other factors. Accordingly, the revenue and profits in any particular quarter may not be indicative of future results. As such, Lazard management believes that annual results are the most meaningful.

Lazard and its Chairman and CEO Enter into New Agreement

Separately, Lazard and its Chairman and Chief Executive Officer Bruce Wasserstein have agreed to enter into a new five-year contract. The agreement extends Mr. Wasserstein’s employment with Lazard Ltd through December 31, 2012, and supersedes his previous agreement, which was due to expire in May 2008.

Under the terms of the new five-year agreement, Mr. Wasserstein will receive a salary of $900,000 per year and he has been granted a total of 2,700,000 restricted stock units (RSUs), which will cliff vest at the end of the five-year period. Mr. Wasserstein also may receive additional RSUs over the next three years at the discretion of Lazard’s Compensation Committee. The additional RSUs also would cliff vest at the end of the five-year period.

Mr. Wasserstein’s former agreement included a base annual salary of $4.8 million, as well as incentive compensation determined at the end of each year. For 2007 he has been awarded incentive compensation of $36.2 million of RSUs, with the number of shares to be determined based on Lazard’s closing share price on January 30, 2008. The RSUs will vest March 31, 2011.

For more information regarding Mr. Wasserstein’s employment agreement, please see Lazard’s Current Report on Form 8-K being filed with the Securities and Exchange Commission.

Net Revenue

Financial Advisory

Lazard’s Financial Advisory business encompasses general strategic and transaction-specific advice to public and private companies, governments and other parties, and includes Financial Restructuring as well as various corporate finance services. Some of our assignments and, therefore, related revenue, are not reflected in publicly available statistical information.

For the full year of 2007, Financial Advisory operating revenue increased 27% to a record $1.24 billion, compared to $973.4 million for the full year of 2006. Financial Advisory operating revenue increased 30% to a quarterly record $393.1 million in the fourth quarter of 2007, compared to $302.2 million in the fourth quarter of 2006.

M&A

M&A operating revenue increased 22% to an annual record of $969.4 million and 27% to a quarterly record of $313.6 million for the full year and fourth quarter of 2007, respectively, compared with $792.5 million and $247.5 million for the corresponding 2006 periods.

Among the M&A transactions on which Lazard advised, were the following, which were completed in the fourth quarter of 2007:

•	Acciona in its agreement with Enel concerning their €43.7 billion transaction with respect to Endesa

•	Groupe Danone’s €12.3 billion offer for Royal Numico and its $7.2 billion sale of its Biscuits and Cereal Products business to Kraft Foods

•	Coles Group’s A$18.0 billion sale to Wesfarmers

•	China Investment Corporation’s $5.6 billion investment in Morgan Stanley

•	Florida Rock’s $4.6 billion sale to Vulcan Materials

•	PPG’s €2.2 billion offer for SigmaKalon Group

•	Royal Bank of Scotland’s £1.0 billion sale of Citigroup Tower

•	France Telecom’s €1.4 billion acquisition of One GmbH with Mid Europa Partners and €1.3 billion sale of Orange mobile and internet operations in the Netherlands to Deutsche Telekom

•	American Standard’s $1.8 billion sale of its Bath and Kitchen business to Bain Capital

•	ITT’s $1.7 billion acquisition of EDO

•	Catalina Marketing’s Special Committee in its $1.7 billion sale to Hellman & Friedman

•	Minnesota Steel’s sale to Essar and Essar’s $1.7 billion investment in an integrated steel plant

•	Medco Health Solution’s $1.5 billion acquisition of PolyMedica

•	Casino’s €650 million two property disposal plans in France

•	Aspreva Pharmaceuticals’ $915 million sale to Galenica Group

•	Telent’s £398 million sale to Co-Investment No. 5 LP (Pension Corporation)

•	Veolia Environnement’s $788 million acquisition of Thermal North America

•	Schneider Electric’s €425 million sale of MGE UPS Systems operations in small systems to Eaton

•	InBev’s €419 million sale of 90% of Immobrew (Belgian and Dutch real estate) to Cofinimmo

•	BinckBank’s €390 million acquisition of Alex

•	Infineon Technologies’ €367 million acquisition of the mobility products business of LSI

•	Advent and The Carlyle Group’s sale of HT Troplast to Arcapita

Among the pending, announced M&A transactions on which Lazard advised in the fourth quarter or continued to advise since December 31, 2007, are:

•	BHP Billiton’s proposed combination with Rio Tinto

•	Gaz de France’s €44.6 billion merger with Suez

•	Trane’s $10.1 billion sale to Ingersoll-Rand

•	Resolution plc’s £5.0 billion sale to Pearl Group

•	Penn National Gaming’s $8.9 billion sale to funds affiliated with Fortress and Centerbridge

•	IBM’s $5.0 billion acquisition of Cognos

•	Emap’s £2.0 billion sale to Eden Bidco and sale of Emap Consumer Media and Emap Radio to Heinrich Bauer Verlag

•	Louis Dreyfus’ €2.1 billion sale of its 29% stake in Neuf Cegetel to SFR

•	Rank Group’s $2.7 billion acquisition of Alcoa’s packaging and consumer businesses

•	Sempra Energy’s $2.7 billion commodity marketing joint venture with Royal Bank of Scotland

•	Quanex’ $1.7 billion merger with Gerdau and spin-off of its building products business to shareholders

•	Aldabra’s $1.6 billion acquisition of paper and packaging assets from Boise Cascade

•	Cookson’s £626 million acquisition of Foseco

•	Carillion’s £572 million acquisition of Alfred McAlpine

•	American Express’ $1.1 billion sale of American Express Bank to Standard Chartered

•	MBIA’s $1.0 billion capital increase with Warburg Pincus equity commitment

•	Alfa Corp.’s Special Committee in its $840 million privatization

•	Kesa Electricals’ €550 million possible sale of its furniture and electricals business to a consortium

•	IBM’s SEK 5.2 billion acquisition of Telelogic

•	Lattelecom’s $570 million sale to the Blackstone Group

•	Kuwait Investment Authority’s investment in Citigroup

•	Eiffage S.A. in its defense against an approach by Sacyr

•	L’Oreal USA’s acquisition of Maly’s West

Financial Restructuring

Financial Restructuring operating revenue was $127.2 million for the full year of 2007, compared to $70.6 million for the full year of 2006, and was $32.3 million for the 2007 fourth quarter, compared to $20.4 million for the fourth quarter of 2006.

Notable assignments completed during 2007 include: advising Adelphia Communications, SunCom Wireless, Eurotunnel, Tower Automotive, InSight Health Services, New Century Financial Corporation, Northwest Airlines Creditors Committee, Sons of Gwalia, Damovo Group Creditors Committee, North Atlantic Trading Company and Lake at Las Vegas. Fourth quarter 2007 Restructuring revenue included fees from advising the UAW in connection with its ongoing contract discussions with GM, Ford, and Chrysler over their retirees’ health care obligations and in connection with Delphi’s bankruptcy, Calpine’s Unsecured Creditor’s Committee in connection with Calpine’s restructuring of $21.1b in debt and liabilities and Collins & Aikman in connection with its Chapter 11 bankruptcy and the sale of its carpet and acoustics business. In addition, we continue our work on a number of other Restructuring assignments, including those involving the UAW, Movie Gallery, Tarragon Corporation, Technical Olympic USA (TOUSA), and an ad hoc committee of second lien holders in connection with Dura Automotive’s Chapter 11 filing.

Corporate Finance and Other

Corporate Finance and Other operating revenue grew to a record $144.0 million for the full year of 2007, compared to $110.3 million for the full year of 2006, and was $47.2 million for the 2007 fourth quarter compared to $34.3 million for the fourth quarter of 2006. Our Private Fund Advisory, Equity Capital Markets and Alternative Capital Finance Groups each contributed to the increase in revenue during the full year of 2007. The increase in the fourth quarter of 2007 was driven by our Private Fund Advisory Group, which advised on a number of fund closings in the quarter. In addition, our Equity Capital Markets Group advised on a number of recent transactions in the fourth quarter of 2007, including Special Purpose Acquisition Company transactions (SPACs) for Ideation Acquisition Corp., China Holdings Acquisition and Golden Pond Healthcare, along with previously reported SPACs during the first nine months of 2007. In addition, the Group advised EnergySolutions, Power Medical Interventions and Targanta Therapeutics on their IPOs, and Aircastle on its follow-on equity offering.

Our Alternative Capital Finance Group also has served as placement agent on a number of Private Investment in Public Equity (PIPEs) and Registered Direct Offerings (RDs). Notable transactions during the fourth quarter included PIPEs for TXCO Resources, SGX Pharmaceuticals and Advanced Life Sciences and an RD for Favrille.

Asset Management

Asset Management operating revenue increased 31% to $717.3 million and 32% to $231.2 million for the full year and fourth quarter of 2007, respectively, both record levels, compared with $548.5 million and $174.6 million for the corresponding 2006 periods, respectively.

Management fees increased 32% to a record $595.7 million and 36% to a record $165.4 million for the full year and fourth quarter of 2007, respectively, compared with $450.3 million and $121.6 million for the corresponding 2006 periods. Average AUM rose 34% during 2007 to $130.8 billion from $97.4 billion during 2006. AUM at year-end 2007 were $141.4 billion, representing a 28% increase over the level of AUM at year-end 2006, due principally to net asset inflows of $16.7 billion for the full year of 2007 (including net outflows of $740 million for the fourth quarter) and market appreciation of $12.6 billion, also for the full year of 2007.

Incentive fees were $67.0 million and $49.0 million for the full year and fourth quarter of 2007, respectively, compared with $59.4 million and $42.0 million for the comparable 2006 periods. Incentive fees are recorded on the measurement date, which for most of Lazard’s funds that are subject to incentive fees, fall in the fourth quarter.

Corporate

Corporate operating revenue increased 16% to $57.0 million for the full year 2007, compared to $49.2 million for the full year 2006, due primarily to investment returns on higher average cash balances during the year and gains on certain seed investments in new Asset Management products.

Corporate operating revenue was a negative $6.7 million in the fourth quarter of 2007, compared to income of $14.8 million in the fourth quarter of 2006 due to charges aggregating $24.7 million, primarily reflecting mark-downs in our Paris bank’s portfolio of corporate fixed-income securities and other temporary Corporate investments in equity securities.

Expenses

Compensation and Benefits

The ratio of compensation and benefits expense to operating revenue measured 55.7% for the full year of 2007, compared to 56.7% for 2006. Compensation and benefits expense increased 26% to $1,123.1 million for the full year of 2007, compared with $891.4 million for full-year 2006, reflecting increases in operating revenue in 2007 compared to 2006.

Non-Compensation

Non-compensation expenses were $337.7 million or 16.8% of operating revenue for the full year of 2007, compared to $269.0 million or 17.1% of operating revenue for the full year of 2006, excluding in each period the effects of the provisions of our Tax Receivable Agreement and also in 2007 $21.5 million in amortization of intangibles related to acquisitions completed in the second half 2007. For the fourth quarter of 2007, non-compensation expenses were $101.5 million or 16.4% of operating revenue, compared to $75.6 million or 15.4% of operating revenue for the fourth quarter of 2006, excluding in each period the effects of our Tax Receivable Agreement and also in 2007 $3.4 million in amortization of intangibles related to acquisitions completed in the 2007 period.

The year-over-year increase reflects (i) further business investment resulting in higher costs for recruitment, technology and travel, (ii) increased fund administration and services associated with the growth in AUM, (iii) one-time VAT and other recoveries in the full year of 2006, that did not occur in 2007, (iv) additional expenses of entities acquired early in the second half of 2007, and (v) the impact of the weakened U.S. Dollar. In addition, the full year and fourth quarter of 2007 include provisions of $6.4 million and $2.1 million, respectively for costs relating to leases on abandoned space.

The percentage of non-compensation expenses to operating revenue can vary from quarter to quarter due to quarterly fluctuation in revenues, among other things. Accordingly, the results in a particular quarter may not be indicative of future results. Lazard management believes that annual results are the most meaningful basis for comparison.

Provision for Income Taxes

The provision for income taxes on a U.S. GAAP basis was $80.6 million and $15.0 million for the full year and fourth quarter of 2007, respectively, compared with a provision for income taxes of $68.8 million and $24.0 million for the corresponding 2006 periods. The effective tax rates for the full year and fourth quarter of 2007 were 19.3% and 11.3% respectively, compared to 21.0% and 20.8% for the corresponding 2006 periods. On a fully exchanged basis, exclusive of LAM general partnership interests-related revenue and including the effects of the provisions of our Tax Receivable Agreement, the effective tax rate for the full year of 2007 was 25.0%, compared to 28.0% for the full year of 2006.

Minority Interest

Minority interest expense, assuming full exchange of minority interests, was $5.1 million for both the full year of 2007 and 2006, representing the LAM general partnership interests held by certain of our managing directors.

Minority interest expense on a US GAAP basis also includes the minority interest attributable to the exchangeable interests held by LAZ-MD Holdings LLC. Such minority interest expense increased in the 2007 full year due to the significant increase in operating income in the 2007 period, offset in part as the ownership interest represented by the exchangeable interests decreased in 2007 compared to 2006, as a result of the primary and secondary offering of the Company’s common stock in December 2006.

Strategic Business Developments

During the fourth quarter of 2007, Lazard continued to execute on activities supporting its five-year strategy to enhance the firm’s financial advisory capabilities in geographies and markets where it anticipates significant growth opportunities.

•

We continued to integrate the recently acquired businesses of Carnegie, Wylie & Company, one of Australia’s leading independent financial advisory firms, and a specialist U.S. investment bank, now named Lazard Middle Market, focused on financial advisory for mid-sized private companies. We also continued to make progress on our joint ventures with Raiffeisen, to jointly pursue financial advisory assignments in Russia, and Central and Eastern Europe, and with Signatura Lazard in Brazil. During the fourth quarter we expanded into the Middle East by opening a Financial Advisory office in Dubai. We expect our investment in MBA Banco de Inversiones will be closed in February 2008, expanding our financial advisory expertise in Argentina and across Central and South America.

•

We have continued to hire talent in our geographies, businesses and industry sectors. Most recently, we were joined by Ken Costa, Chairman of Lazard International, who is co-leading our UK investment banking business with William Rucker. We appointed Rodrigo de Rato, former Minister of Economy for Spain and the most recent head of the IMF as a Senior Managing Director of Investment Banking, who will bring an abundance of economic knowledge and relationships in both the private and public sectors. Lazard also bolstered its global Power & Energy and Infrastructure sectors, hiring Managing Directors Bruce Bilger and John Rutherford in Houston, who will focus on our energy effort on a global and North American basis, respectively, and Managing Director Melanie Gee in the UK, whose expertise is in infrastructure, transport and logistics.

Principally as a result of purchase accounting adjustments, the acquisitions made during 2007 did not significantly impact the firm’s fully diluted net income per share for both the full year and fourth quarter of 2007.

Non-GAAP Information

Lazard discloses certain non-GAAP financial information, which management believes provides the most meaningful basis for comparison among present, historical and future periods. The following are non-GAAP measures used in the accompanying financial information:

•	Net income assuming full exchange of exchangeable interests (or fully exchanged basis)

•	Operating revenue

•	Minority interest assuming full exchange of exchangeable interests

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Additional financial, statistical and business-related information is included in a financial supplement. This earnings release, the financial supplement and selected transaction information will be available today on our website at www.lazard.com.

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Conference Call

Bruce Wasserstein, Chairman and Chief Executive Officer, Steven Golub, Vice Chairman, and Michael Castellano, Chief Financial Officer, will host a conference call today at 10am EST to discuss the company’s financial results for the full year and fourth quarter of 2007. The conference call can be accessed via a live audio web cast available through Lazard’s Investor Relations website at www.lazard.com, or by dialing (877) 857-6163 (for the U.S. and Canada) or +1 (719) 325-4831(outside of the U.S. and Canada), 15 minutes prior to the start of the conference call.

A replay of the web cast will be available beginning at 1:00 p.m. EST on January 30 through February 13, 2008, via the Lazard website, or by dialing (888) 888-203-1112 (for the U.S. and Canada) or +1 (719) 457-0820 (outside of the U.S. and Canada); the access code is: 1745582.

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Additional financial, statistical and business-related information is included in a financial supplement. This earnings release, the financial supplement and selected transaction information will be available today on our website at www.lazard.com.

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Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 35 cities across 17 countries in North America, Europe, Asia, Australia and South America. With origins dating back to 1848, the firm provides advice on mergers and acquisitions, restructuring and capital raising, as well as asset management services to corporations, partnerships, institutions, governments, and individuals. For more information on Lazard, please visit www.lazard.com.

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Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in reports on Forms 10-Q and 8-K including the following:

•	A decline in general economic conditions or the global financial markets;

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure.

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Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Monthly updates of these funds will be posted to the Lazard Asset Management website (www.lazardnet.com) on the third business day following the end of each month. Investors can link to Lazard and its operating company websites through www.lazard.com.

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LAZARD LTD

OPERATING REVENUE

(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2007	2006	Increase / (Decrease)		2007	2006	Increase / (Decrease)
	($ in thousands)
Financial Advisory
M&A	$313,622	$247,483	$66,139	27%	$969,409	$792,537	$176,872	22%
Financial Restructuring	32,321	20,423	11,898	58%	127,175	70,625	56,550	80%
Corporate Finance and Other	47,190	34,260	12,930	38%	143,999	110,273	33,726	31%

Total	393,133	302,166	90,967	30%	1,240,583	973,435	267,148	27%

Asset Management
Management Fees	165,432	121,589	43,843	36%	595,725	450,323	145,402	32%
Incentive Fees	48,959	42,009	6,950	17%	67,032	59,371	7,661	13%
Other Revenue	16,782	10,961	5,821	53%	54,518	38,770	15,748	41%

Total	231,173	174,559	56,614	32%	717,275	548,464	168,811	31%

Corporate	(6,710)	14,774	(21,484)	NM	56,979	49,168	7,811	16%

Operating Revenue*	617,596	491,499	126,097	26%	2,014,837	1,571,067	443,770	28%

LAM GP Related Revenue	(2,941)	1,977	(4,918)	—	5,135	5,114	21	—
Other Interest Expense	(29,572)	(20,599)	(8,973)	—	(102,283)	(82,626)	(19,657)	—

Net Revenue	$585,083	$472,877	$112,206	24%	$1,917,689	$1,493,555	$424,134	28%

*	Operating revenue excludes interest expense relating to financing activities and revenue relating to the consolidation of LAM General Partnerships, each of which are included in net revenue.

NM - Not meaningful

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended Ended December 31,			Year Ended Ended December 31,
	2007	2006	% Change	2007	2006	% Change
	($ in thousands, except per share data)
Total revenue (a)	$626,273	$498,261	26%	$2,049,664	$1,592,695	29%
LFB interest expense	(8,677)	(6,762)		(34,827)	(21,628)

Operating revenue	617,596	491,499	26%	2,014,837	1,571,067	28%
LAM GP related revenue	(2,941)	1,977		5,135	5,114
Other interest expense	(29,572)	(20,599)		(102,283)	(82,626)

Net revenue	585,083	472,877	24%	1,917,689	1,493,555	28%
Operating expenses:
Compensation and benefits	330,832	276,152	20%	1,123,068	891,421	26%

Occupancy and equipment	25,667	18,315		91,103	74,025
Marketing and business development	24,244	17,194		74,508	58,896
Technology and information services	17,438	13,244		59,409	49,158
Professional services	12,813	11,250		48,508	45,616
Fund administration and outsourced services	7,003	4,390		22,045	15,221
Provision pursuant to tax receivable agreement	17,104	5,964		17,104	5,964
Amortization of intangible assets (b)	3,367	—		21,523	—
Other	14,337	11,161		42,126	26,045

Total non-compensation expense	121,973	81,518	50%	376,326	274,925	37%

Operating expenses	452,805	357,670	27%	1,499,394	1,166,346	29%

Operating income	132,278	115,207	15%	418,295	327,209	28%

Provision for income taxes	14,958	23,985	(38%)	80,616	68,812	17%

Income before minority interest in net income	117,320	91,222	29%	337,679	258,397	31%
Minority interest in net income (excluding LAZ-MD)	(2,938)	1,979		5,143	5,123
Minority interest in net income (LAZ-MD only)	61,133	52,647		177,494	160,289

Net income	$59,125	$36,596	62%	$155,042	$92,985	67%

Net income assuming full exchange of exchangeable interests (c)	$122,577	$85,817	43%	$322,690	$236,193	37%

Weighted average shares outstanding (d):
Basic	50,785,919	41,359,433	23%	51,185,639	38,432,815	33%
Diluted	118,536,180	110,466,946	7%	62,212,617	44,166,131	41%

Net income per share:
Basic	$1.17	$0.88	33%	$3.04	$2.42	26%
Diluted	$1.04	$0.78	33%	$2.79	$2.31	21%

Supplemental Information:

Weighted average shares outstanding, assuming full exchange of exchangeable interests (d):
Basic	106,108,711	101,762,229	4%	106,950,012	100,112,426	7%
Diluted	118,536,180	110,466,946	7%	117,976,990	105,845,742	11%

Net income per share - assuming full exchange of exchangeable interests:
Basic	$1.16	$0.84	38%	$3.02	$2.36	28%
Diluted	$1.04	$0.78	33%	$2.77	$2.24	24%

Ratio of compensation to operating revenue	53.6%	56.2%		55.7%	56.7%
Ratio of non-compensation to operating revenue	19.7%	16.6%		18.7%	17.5%
Ratio of non-compensation to operating revenue as adjusted (e)	16.4%	15.4%		16.8%	17.1%

(a)	Excluding LAM General Partnership related revenue
(b)	For the three month period and year ended December 31, 2007, includes amortization expense related to the $30,987 of intangible assets recorded during the quarter ended September 30, 2007, as a result of the acquisition of Goldsmith Agio Helms & Lynner, LLC (“GAHL”) and Carnegie, Wylie & Company (“CWC”).
(c)	Represents a reversal of the minority interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests net of an adjustment for Lazard Ltd entity-level taxes to effect a full exchange of interests as of January 1, 2006 (see “Reconciliation of US GAAP to Full Exchange Results”).
(d)	See “Reconciliation of Shares Outstanding and Basic & Diluted Net Income Per Share”.
(e)	For the three month period and year ended December 31, 2007, excludes the amortization of intangible assets and for the three month periods and years ended December 31, 2007 and 2006, excludes the provision pursuant to the tax receivable agreement.

LAZARD LTD

SELECTED QUARTERLY OPERATING RESULTS

(unaudited)

	Three Months Ended
	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	Mar. 31, 2007	Dec. 31, 2006	Sept. 30, 2006	June 30, 2006	Mar. 31, 2006
	($ in thousands, except per share data)
Financial Advisory
M&A	$313,622	$295,401	$164,318	$196,068	$247,483	$153,215	$197,856	$193,983
Financial Restructuring	32,321	56,161	29,073	9,620	20,423	15,562	21,047	13,593
Corporate Finance and Other	47,190	28,255	51,619	16,935	34,260	18,291	43,149	14,573

Total	393,133	379,817	245,010	222,623	302,166	187,068	262,052	222,149

Asset Management
Management Fees	165,432	157,424	142,230	130,639	121,589	112,726	112,203	103,805
Incentive Fees	48,959	7,315	5,752	5,006	42,009	3,423	7,456	6,483
Other Revenue	16,782	12,798	13,666	11,272	10,961	8,720	10,159	8,930

Total	231,173	177,537	161,648	146,917	174,559	124,869	129,818	119,218

Corporate	(6,710)	12,164	32,868	18,657	14,774	5,668	18,970	9,756

Operating revenue (a)	$617,596	$569,518	$439,526	$388,197	$491,499	$317,605	$410,840	$351,123

Operating income (b)	$132,278	$118,586	$89,163	$78,268	$115,207	$49,193	$84,693	$78,116

Net income	$59,125	$40,267	$29,296	$26,354	$36,596	$13,158	$23,545	$19,686

Net income per share
Basic	$1.17	$0.79	$0.57	$0.51	$0.88	$0.35	$0.63	$0.52
Diluted	$1.04	$0.73	$0.52	$0.47	$0.78	$0.34	$0.59	$0.51

Supplemental Information:

Net income assuming full exchange of exchangeable interests	$122,577	$83,565	$61,515	$55,033	$85,817	$34,983	$62,939	$52,454

Net income per share - assuming full exchange of exchangeable interests
Basic	$1.16	$0.78	$0.57	$0.51	$0.84	$0.35	$0.63	$0.53
Diluted	$1.04	$0.73	$0.53	$0.47	$0.78	$0.34	$0.60	$0.51
Assets Under Management ($ millions)	$141,413	$142,084	$135,350	$124,852	$110,437	$99,334	$93,901	$95,133

(a)	Operating revenue excludes interest expense relating to financing activities and revenue/(loss) relating to the consolidation of LAM General Partnerships, each of which are included in net revenue.
(b)	Operating income is after interest expense and before income taxes and minority interests.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

($ in thousands)

	December 31, 2007	December 31, 2006*
ASSETS
Cash and cash equivalents	$1,055,844	$969,483
Cash segregated for regulatory purposes or deposited with clearing organizations	24,585	16,023
Receivables	1,097,178	1,234,896
Investments, at fair value	1,066,977	678,392
Goodwill and other intangible assets	187,909	16,945
Other assets	386,056	292,926

Total assets	$3,818,549	$3,208,665

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIENCY)
Liabilities
Deposits and other customer payables	$858,733	$1,195,014
Accrued compensation and benefits	498,058	437,738
Other liabilities	601,144	477,269
Senior notes:
Underlying equity security units	437,500	437,500
Others	1,150,000	646,000
Subordinated loans	150,000	200,000

Total liabilities	3,695,435	3,393,521
Commitments and contingencies
Minority interest	52,775	55,497
Stockholders’ equity (deficiency)
Preferred stock, par value $.01 per share:
Series A	—	—
Series B	—	—
Common stock, par value $.01 per share:
Class A	517	516
Class B	—	—
Additional paid-in capital	(161,924)	(396,792)
Accumulated other comprehensive income, net of tax	52,491	32,494
Retained earnings	248,551	127,608

	139,635	(236,174)
Less: Class A common stock held by a subsidiary, at cost	(69,296)	(4,179)

Total stockholders’ equity (deficiency)	70,339	(240,353)

Total liabilities, minority interest and stockholders’ equity (deficiency)	$3,818,549	$3,208,665

*	Certain prior year amounts have been reclassified to conform to current year presentation.

LAZARD LTD

RECONCILIATION OF SHARES OUTSTANDING AND BASIC & DILUTED NET INCOME PER SHARE

BEFORE FULL EXCHANGE

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	($ in thousands, except per share data)
Basic
Numerator:
Net income	$59,125	$36,596	$155,042	$92,985
Add (deduct) - net income associated with Class A common shares issuable on a non-contingent basis (a)	505	—	678	—

Basic net income	$59,630	$36,596	$155,720	$92,985

Denominator:
Weighted average shares outstanding (a)	50,785,919	41,359,433	51,185,639	38,432,815

Basic net income per share	$1.17	$0.88	$3.04	$2.42

Diluted
Numerator:
Basic net income	$59,630	$36,596	$155,720	$92,985
Add (deduct) - dilutive effect of adjustments to income for:
Interest expense on convertible notes, net of tax	524	396	1,909	582
Minority interest in net income resulting from assumed share issuances (see incremental issuable shares in the denominator calculation below) and Ltd level income tax effect	63,500	49,702	15,714	8,253

Diluted net income	$123,654	$86,694	$173,343	$101,820

Denominator:
Weighted average shares outstanding	50,785,919	41,359,433	51,185,639	38,432,815
Add - dilutive effect of incremental issuable shares:
Equity security units	4,879,933	4,648,599	5,266,246	3,773,400
Restricted stock units	3,368,048	1,424,548	2,589,181	962,231
Convertible notes	2,631,570	2,631,570	2,631,570	997,685
Series A and Series B convertible preferred stock (b)	1,547,918	—	539,981	—
Exchangeable interests (c)	55,322,792	60,402,796	—	—

Diluted weighted average shares outstanding	118,536,180	110,466,946	62,212,617	44,166,131

Diluted net income per share	$1.04	$0.78	$2.79	$2.31

(a)	For the three month period and year ended December 31, 2007, includes 815,558 and 310,267 weighted average shares, respectively related to the Class A common stock that are issuable on a non-contingent basis with respect to the acquisition of GAHL.
(b)	For the three month period and year ended December 31, 2007, includes 12,155 shares of Series A convertible preferred stock and 277 shares of Series B convertible preferred stock that will be convertible into Class A common stock on a non-contingent basis with respect to the acquisition of CWC. The rate of conversion into Class A common stock will be dependant, in part, on the future value of the Class A common stock and currency exchange rates, therefore, the shares are excluded from the basic net income per share calculation but included in the diluted net income per share calculation.
(c)	For the years ended December 31, 2007 and December 31, 2006, the LAZ-MD exchangeable interests were not dilutive, consequently, the effect of their conversion to shares of Class A common stock has been excluded from diluted earnings per share during such period.

LAZARD LTD

RECONCILIATION OF SHARES OUTSTANDING AND BASIC & DILUTED NET INCOME PER SHARE

ASSUMING FULL EXCHANGE OF EXCHANGEABLE INTERESTS AS OF JANUARY 1, 2006

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	($ in thousands, except per share data)
Basic
Numerator:
Net income	$122,577	$85,817	$322,690	$236,193

Denominator:
Weighted average shares outstanding (a)	106,108,711	101,762,229	106,950,012	100,112,426

Basic net income per share	$1.16	$0.84	$3.02	$2.36

Diluted
Numerator:
Net income	$122,577	$85,817	$322,690	$236,193
Add dilutive effect of adjustments to income for:
Interest expense on convertible debt, net of tax	980	877	3,613	1,335

Diluted net income	$123,557	$86,694	$326,303	$237,528

Denominator:
Weighted average shares outstanding	106,108,711	101,762,229	106,950,012	100,112,426
Add - dilutive effect of incremental issuable shares:

Equity security units	4,879,933	4,648,599	5,266,246	3,773,400
Restricted stock units	3,368,048	1,424,548	2,589,181	962,231
Convertible notes	2,631,570	2,631,570	2,631,570	997,685
Series A and Series B convertible preferred stock (b)	1,547,918	—	539,981	—

Diluted weighted average shares outstanding	118,536,180	110,466,946	117,976,990	105,845,742

Diluted net income per share	$1.04	$0.78	$2.77	$2.24

(a)	For the three month period and year ended December 31, 2007, includes 815,558 and 310,267 weighted average shares, respectively related to the Class A common stock that are issuable on a non-contingent basis with respect to the acquisition of GAHL.
(b)	For the three month period and year ended December 31, 2007, includes 12,155 shares of Series A convertible preferred stock and 277 shares of Series B convertible preferred stock that will be convertible into Class A common stock on a non-contingent basis with respect to the acquisition of CWC. The rate of conversion into Class A common stock will be dependant, in part, on the future value of the Class A common stock and currency exchange rates, therefore, the shares are excluded from the basic net income per share calculation but included in the diluted net income per share calculation.

RECONCILIATION OF US GAAP TO FULL EXCHANGE RESULTS

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	($ in thousands)
Net income - US GAAP	$59,125	$36,596	$155,042	$92,985
Provision for income taxes (c)	2,319	(3,426)	(9,846)	(17,081)
Minority interest in net income (LAZ-MD only) (d)	61,133	52,647	177,494	160,289

Net income assuming full exchange of exchangeable interests	$122,577	$85,817	$322,690	$236,193

(c)	Represents an adjustment to the Lazard Ltd tax provision to effect a full exchange of LAZ-MD Holdings’ ownership of Lazard Group common membership interests at an effective rate on operating income less LAM GP related revenue of 19.5% and 25.0% for the three month period and year ended December 31, 2007 and 28.0% for the three month period and year ended December 31, 2006 respectively.
(d)	Represents a reversal of the minority interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests to effect a full exchange of interests as of January 1, 2006.

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

	As of			Variance
	December 31, 2007	September 30, 2007	December 31, 2006	Qtr to Qtr	YTD
	($ in millions)
Equities	$119,276	$120,602	$92,194	(1.1)%	29.4%
Fixed Income	14,233	13,956	11,823	2.0%	20.4%
Alternative Investments	3,577	3,609	3,457	(0.9)%	3.5%
Private Equity	1,401	1,117	883	25.4%	58.7%
Cash	2,926	2,800	2,080	4.5%	40.7%

Total AUM	$141,413	$142,084	$110,437	(0.5)%	28.0%

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	($ in millions)		($ in millions)
AUM - Beginning of Period	$142,084	$99,334	$110,437	$88,234

Net Flows	(740)	1,772	16,745	2,756
Market Appreciation / (Depreciation)	(480)	8,855	12,641	18,192
Foreign Currency Adjustments	549	476	1,590	1,255

AUM - End of Period	$141,413	$110,437	$141,413	$110,437

Average AUM *	$141,749	$104,886	$130,827	$97,408

% Change in average AUM	35.1%		34.3%

*	Average AUM is based on an average of quarterly ending balances for the respective periods.

LAZARD LTD

SCHEDULE OF INCOME TAX PROVISION

	Three Months Ended December 31,		Year Ended Ended December 31,
	2007	2006	2007	2006
	($ in thousands)
Lazard Ltd Consolidated Effective Tax Rate

Operating Income
Lazard Group
Allocable to LAZ-MD Holdings (weighted average ownership of 51.7% and 51.9% and 57.4% and 60.5% for the three month period and year ended December 31, 2007 and 2006, respectively)	$77,297	$69,519	$226,214	$202,036
Allocable to Lazard Ltd (weighted average ownership of 48.3% and 48.1% and 42.6% and 39.5% for the three month period and year ended December 31, 2007 and 2006, respectively)	72,299	51,635	209,850	131,640

Total Lazard Group operating income	149,596	121,154	436,064	333,676
Lazard Ltd’s provision pursuant to tax receivable agreement	(17,104)	(5,964)	(17,104)	(5,964)
Lazard Ltd and its wholly owned subsidiaries	(214)	17	(665)	(503)

Total Lazard Ltd consolidated operating income	$132,278	$115,207	$418,295	$327,209

Provision for income taxes
Lazard Group (effective tax rates of 22.9% and 20.4% for the three month period and year ended December 31, 2007 and 22.6% and 19.1% for the three month period and year ended December 31, 2006, respectively) Allocable to LAZ-MD Holdings	$17,682	$15,715	$46,038	$38,617
Allocable to Lazard Ltd	16,540	12,117	42,748	25,942

Total Lazard Group provision for income taxes	34,222	27,832	88,786	64,559
Tax adjustment for Lazard Ltd entity-level (a)	(19,264)	(3,847)	(8,170)	4,253

Lazard Ltd consolidated provision for income taxes	$14,958	$23,985	$80,616	$68,812

Lazard Ltd consolidated effective tax rate	11.3%	20.8%	19.3%	21.0%

Lazard Ltd Fully Exchanged Tax Rate

Operating Income
Lazard Ltd consolidated operating income	132,278	115,207	418,295	327,209
Plus: Lazard Ltd’s provision pursuant to tax receivable agreement	17,104	5,964	17,104	5,964
Less: LAM GP related loss/(revenue)	2,941	(1,977)	(5,135)	(5,114)

Operating income excluding LAM GP related revenue	$152,323	$119,194	$430,264	$328,059

Provision for income taxes
Lazard Ltd consolidated provision for income taxes	$14,958	$23,985	$80,616	$68,812
Plus: Lazard Ltd’s provision pursuant to tax receivable agreement	17,104	5,964	17,104	5,964
Tax adjustment for full exchange (b)	(2,319)	3,426	9,846	17,081

Total fully exchanged provision for income taxes	$29,743	$33,375	$107,566	$91,857

Lazard Ltd fully exchanged tax rate	19.5%	28.0%	25.0%	28.0%

(a)	Represents an adjustment to the Lazard Ltd tax provision for the three month period and year ended December 31, 2007 from $16,540 to ($2,724) and $42,748 to $34,578 and for the three month period and year ended December 31, 2006 from $12,117 to $8,270 and $25,942 to $30,195 an effective rate on operating income less LAM GP related revenue of 19.5% and 25.0% for the three month period and year ended December 31, 2007 and 28.0% for the three month period and year ended December 31, 2006 respectively.
(b)	Represents an adjustment to the Lazard Ltd tax provision to effect a full exchange of LAZ-MD Holdings’ ownership of Lazard Group common membership interests at an effective rate on operating income less LAM GP related revenue of 19.5% and 25.0% for the three month period and year ended December 31, 2007 and 28.0% for the three month period and year ended December 31, 2006 respectively.